Exhibit 10.28

PROMOTIONAL AGREEMENT

THIS PROMOTIONAL AGREEMENT (“Agreement”) is entered into this 24th day of November 2020 and shall be effective from Fifth December 2020 (the “Effective Date”) by and between F45 Training Holdings Inc., a Delaware corporation (“Company”) and DB Ventures Limited, a company incorporated in England (“Provider”). Company and Provider are referred to herein collectively as the “Parties” and each as a “Party.”

RECITALS

A.    Provider holds the right to make the services of David Beckham (“DB”) (an internationally renowned former athlete and also an executive producer and entrepreneur) available to provide the services envisaged under this Agreement.

B.    Company is an international franchisor of fitness/group training facilities.

C.    Company wishes to engage Provider to provide the services of DB to provide certain promotional and related services to the Company and its subsidiaries in connection with the promotion of the F45 brand of franchised gyms.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows (any capitalized terms not otherwise defined herein shall have the meanings set forth in Section 7):

1.	Services.

1.1    During the Term (as defined below), Provider shall devote a reasonable amount of his time necessary to comply with the obligations under this Agreement to promote and participate in mutually approved marketing opportunities for the Company and its subsidiaries in connection with the promotion of the fitness and training sports activities and services offered to consumers at the gyms operated under the “F45” brand name by the Company or its subsidiaries or their franchisees (collectively, the “Services”), which opportunities may include, but not be limited to, the following:

(a)    Subject to Provider’s professional availability and approval of dates, times, locations and specific event details, Provider shall make reasonable efforts to procure that DB shall be available for public and private appearances at a mutually agreed number of Company events in the United States, United Kingdom and any other mutually agreed to location during each year of the Term, but in no event less than two (2), with each appearance lasting no more than two (2) hours, exclusive of travel time. Company events may include, but not be limited to, investor meetings, flagship gym openings and special events, “draft days,” and franchise conferences. Upon request, Provider shall use reasonable good faith efforts to keep the Company informed with respect to any professional obligations or commitments that may impact Provider’s obligations hereunder. The services to be provided pursuant to this Section 1.1(a) shall be referred to as the “PA Services”.

(b)    Provider shall procure that DB shall participate in a mutually agreed upon number of photo/video shoots that shall be used to produce images of or other content featuring DB for use (subject to such images or content being approved by each of the Parties and the other terms and conditions of this Agreement) during the Term by the Company and its subsidiaries in Promotional Materials (as defined below) (each a “Shoot”), but no less than two (2) Shoots per each year of the Term, with a desired four (4) Shoots per each year of the Term, consistent with the marketing plan developed and agreed by the Parties (as amended from time to time by mutual agreement) (the services to be provided by the Provider pursuant to this Section 1.1(b) shall be referred to as the “Production Services”) subject to the following:

(i)    All costs and expenses related to the Shoots shall be borne by the Company.

(ii)    Provider’s participation in any Shoot shall be subject to Provider’s professional availability and mutual agreement regarding the date, time and location of the Shoot (it being agreed that any Shoots shall take place in the United Kingdom unless otherwise agreed by Provider).

(iii)    All aspects of any Shoot shall be subject to the mutual approval of Provider and the Company, including without limitation general creative concepts, storyboards, scripts, directors, photographers, production company, hair/makeup/wardrobe personnel, “look”, stills (including retouching), edits, copy, layouts, others appearing with Provider and all uses thereof; provided, however, that preference will be provided to Provider’s preferred vendors, suppliers and professionals. It is agreed that, subject only to agreeing any applicable budgets and fees, Studio 99 Limited shall be engaged by the Company to provide any production services required in relation to any Shoot or other content producing activities envisaged under this Agreement. Any Shoot shall continue for a maximum duration of up to five (5) consecutive hours exclusive of travel time. It is agreed that to the extent possible the Parties shall try and ensure that any Shoots and appearances of the nature referred to in Section 1.1(a) occur contemporaneously.

(iv)    The Company shall be responsible for complying with all SAG and similar obligations and related union agreements in connection with any Shoot and acknowledges that Provider is Golden 1 and that the production company must be aware of any Shoot (and without prejudice to the generality of the foregoing the Company shall pay to SAG or any applicable unions any appropriate pension, health or welfare contributions and other fees or payments required under any SAG or related agreements including any residual payments).

(c)    Use of reasonable efforts by Provider where appropriate and in context, when making public appearances or participating in interviews during the Term, whether or not they have been arranged by Company, to promote Provider’s affiliation with the Company and make positive public comments about the Services (taking into consideration the nature of the appearance or interview). Failure to so participate in any of the foregoing shall not be deemed a breach of this Agreement (the services to be provided by the Provider pursuant to this Section 1.1(c) and Sections 1.1(d) to (h) inclusive shall be referred to collectively as the “Other Services” and such Other Services shall be provided by Provider from either the United Kingdom or such other location outside of the United States of America as the Provider may approve).

(d)    Use of reasonable efforts by Provider to promote the Services during the Term through Provider’s current and future personal and professional relationships;

(e)    Provider shall participate in a mutually agreed upon number, but no less than one (1), of publicity interviews per year of the Term with mutually approved outlets via phone or email in connection with the Company’s ongoing promotion of the Services at such times as shall be reasonably agreed by the Company and Provider, subject to Provider’s professional availability. In addition, Provider shall have the right to pre-approve the identity of the interviewer, the interview questions and the length of the interviews and the final broadcast version of the interview.

(f)    Provider and Company shall mutually approve a press release and a Q&A regarding Provider’s affiliation with the Services.

(g)    Provider shall if requested by the Company and subject to Provider having the same available, use its reasonable endeavours provide the Company with a reasonable number of photographs, images, recordings videos and/or other content of and/or concerning DB that are approved for use in connection with mutually approved services and mutually approved promotion of the Services. All costs and expenses in connection with the foregoing photographs, images, recordings videos and/or other content shall be borne by the Company, including without limitation the costs and expenses of any shoots to generate such materials, costs to clear any mutually approved pre-existing materials and the costs and expenses of complying with any SAG and similar obligations with respect to such materials. Notwithstanding the foregoing it is agreed that any images or content featuring DB to be used in any Promotional Materials (as defined below) is intended to derive from the materials produced at the Shoots.

(h)    Social Media Efforts.

(i)    During the Term, Provider shall procure that no less than twelve (12)(or such other number as may be agreed between the Parties from time to time in respect of any year of the Term) mutually approved social media posts per year of the Term are made by DB on any of the following channels maintained by DB or the Provider: (A) in-feed Instagram posts (still, video or boomerang); (B) Instagram stories; (C) Facebook posts and live videos; and/or (D) Weibo, (the “Social Media Posts”), it being understood that each separate post on each separate channel listed in (A) to (D) above counts as a separate post (so that, by way of example, if the same post was made on both Instagram and Weibo then this would count as two posts). For avoidance of doubt, the Instagram story frames shall include, if possible, the swipe-up feature with a link provided by Company. The Social Media Posts shall be posted on a date and time mutually agreed upon by both Parties during the Term and the Parties shall also mutually agree the social media channel that each separate post is made on. For the avoidance of doubt, Provider shall follow guidelines for content and creative for the Social Media Posts as provided by the Company provided these are consistent with any marketing plan from time to time agreed between the Parties.

(ii)    Provider shall share copy and any accompanying content (such as photos or video) for the Social Media Posts with Company for approval at a reasonable time prior to posting unless otherwise directed by Company (and Provider shall not post any content for the Social Media Posts without Company’s express prior written approval).

(iii)    Provider agrees to leave Social Media Posts on Provider’s social channels during the Term, but may remove post-Term.

(iv)    In connection with the Social Media Posts, Provider shall reasonably comply with the Company’s written instructions regarding FTC disclosure obligations as well as the corresponding program hashtag (if applicable, as directed by Company) and Company handles.

(v)    Company may re-tweet and/or re-post Provider’s Social Media Posts (and tag Provider in such posts) and said postings shall not count against the total number of Social Media Posts as outlined above; provided however any such re-tweet or re-post may only be made in connection with the Services; provided, further, no whitelisting or darklisting of such Social Media Posts shall be permitted.

(vi)    Company shall deliver to Provider written guidance regarding the Company’s legal compliance policies, privacy and social media policies for Social Media Posts, and Provider shall reasonably comply with such guidance. All posts must also include reasonable Company-approved disclosure language (#sponsored, #ad, #paid).

(vii)    Upon Company’s request, Provider shall (to the extent permitted by the relevant social media platform or channel) promptly remove or revise any messaging or content that Provider has previously posted or distributed that relates to the Services.

In connection with any appearances, Shoots, interviews and other activities of Provider described herein, the Company shall provide for and pay Provider’s out-of-pocket expenses of hair, stylist, makeup and security personnel as well as Provider’s publicist and manager and two additional management team members. All such arrangements shall be negotiated in good faith, and shall reflect Provider’s and such personnel’s customary precedents. In addition, if Provider is required to perform services at a location that is more than 50 miles from Provider’s principal residence in London or Miami, the Company shall provide and pay for hotel and travel arrangements (including, without limitation, hotel in presidential suite or equivalent, cost of heavy private jet transportation or first class airfare for Provider and business class airfare for the foregoing personnel) for Provider and the foregoing personnel. Such arrangements shall be negotiated in good faith taking into account Provider’s and such personnel’s customary precedents. The Company shall provide not less than ninety (90) days’ notice of the dates Company shall request Provider’s services. Provider agrees to respond promptly to the Company’s inquiries regarding Provider’s availability and if not available, provide the Company with alternate dates.

1.2    The Parties agree that the services to be provided by DB and Provider pursuant to this Agreement (and any use of any Promotional materials featuring DB or any DB Image Rights) shall be focused solely on the promotion and marketing of the sporting activities and services offered to consumers by the F45 brand of franchised gyms (such as the group workout and fitness training classes provided at F45 branded gyms) with a view to encouraging consumers to become members of or otherwise attend F45 branded gyms. Provider and DB shall not pursuant to the terms of this Agreement undertake (or be obliged to undertake) any activities relating to the marketing or promotion of any fitness or exercise equipment, sports equipment (including any sports bags or sports equipment bags) or any sports or other clothing or apparel (whether produced by F45 or any third party) (each

“Excluded Items”) and it is agreed that Provider may withhold its approval to any Promotional Materials which it (acting reasonably) considers suggests any endorsement or promotion by DB of any such Excluded Items. If Company wishes DB to endorse or promote any Excluded Items then Company acknowledges and agrees that this would need to be the subject of a separate agreement. It is also agreed that neither the Company nor its subsidiaries may use any of the rights granted under this Agreement in relation to the promotion or endorsement of any brands, businesses, products or services other than the Services.

1.3    The Provider may sub-contract any of its obligations under this Agreement to any Group Company provided that: (a) the Provider shall be responsible for any and all acts done or omissions made by any Group Company to whom any such obligations are subcontracted as if any such acts had been done or omissions had been made by the Provider itself; and (b) the Provider shall be solely responsible for paying all fees, costs and expenses payable to any such Group Company to whom any such obligations are sub-contracted for any activities undertaken by them in connection therewith. For the purposes of this Section, “Group Company” means the Provider and any other entity which is from time to time a direct or indirect: (i) holding company or undertaking of the Provider; (ii) subsidiary company or undertaking of the Provider; or (iii) subsidiary company or undertaking of any holding company or undertaking of the Provider. For the purposes of this definition, the phrases subsidiary or holding company or undertaking shall be construed in accordance with the definitions given to those phrases in the legislation applicable to companies incorporated in England known as the Companies Act 2006.

2.	Promotional Materials.

2.1    The Parties shall liaise with each other on a regular basis during the Term to discuss and seek to agree and co-ordinate in advance the strategies or plans to be applied in relation to any marketing or promotion of the Services which is intended to feature DB or include any Promotional Materials. The Parties shall then discuss in good faith the development and creation of such Promotional Materials and the most effective way of using DBs time and services in relation thereto.

2.2    Before commencing or authorizing third parties to commence the manufacture, production, distribution or publication of any Promotional Materials, the Company must send such Promotional Materials to Provider for approval together with details of the channels such Promotional Materials will be used in or through. Any production or use of such Promotional Materials shall be subject to the written approval (which may be provided via email) of Provider. Where Provider gives it written approval to any Promotional Materials in accordance with this Clause such Promotional Materials may be used by the Company during the Term only. Any such Promotional Materials or other items that require the approval of Provider under this Agreement shall initially be submitted by the Company to Provider at the following email address (or such other email address as Provider may from time to time specify for this purpose): ross@davidbeckham.com.

2.3    The Company acknowledges and agrees that it shall procure that: (a) any Promotional Materials shall be of a high quality and produced to a first class standard consistent with the prestige and reputation of DB and shall comply with all applicable laws and shall not contain any images, text or other materials that are indecent or are likely to offend public morals or otherwise damage the reputation or goodwill of Provider or DB; (b) it shall provide advice and guidance to Provider regarding any applicable laws, regulations, industry standards or codes of practice (including any standards, codes of practice or regulations published by a relevant government authority in a jurisdiction in the Company or any its subsidiaries operates) which may apply to any Social Media Posts or other public statements Provider or DB may make or be required to make pursuant to this Agreement and the Company agrees that it shall arrange for any such posts or statements and all Promotional Materials to be checked before they are produced or made publicly available in order to ensure that they are compliant with any such applicable laws.

2.4    Provider acknowledges and agrees that Company will own all right, title, and interest in and to any and all advertising, marketing, and promotional materials or content relating to the Services which are produced pursuant to this Agreement (together, the “Promotional Materials”), except to the extent that any such materials contain any intellectual property owned by DB, Provider or any entity affiliated with Provider (including, without limitation, any rights in respect of DB’s name, image, likeness or other personal attributes). Notwithstanding the forgoing, Company acknowledges that it shall have no right, title or interest in or to any entertainment content into which Provider elects to include Company promotional material.

2.5    Save for the mutually agreed press release referred to in Clause 1.1(g) and save to the extent required by any applicable law, neither Party shall without the prior approval of the other Party directly or indirectly make or cause to be made any press release or public announcement relating to this Agreement or the relationship between the Parties or any related matter.

3.	Compensation.

Compensation for the PA Services, Production Services and Other Services

3.1

In consideration for the provision by the Provider of the PA Services the Company shall pay to the Provider in cash a fixed fee of $500,000 per Year of the Term (such fee being the “PA Services Fee”). The PA Services Fee for the first Year of the Term shall be paid in full within 30-days of the Effective Date. The PA Services Fee for each subsequent Year of the Term shall be paid in two equal instalments of $250,000 each with the first such instalment being paid on the first day of that Year and the second such instalment being paid on the date falling six months after the commencement of that Year.

3.2

In consideration for the provision by the Provider of the Production Services the Company shall pay to the Provider in cash a fixed fee of $750,000 per Year of the Term (such fee being the “Production Services Fee”). The Production Services Fee for the first Year of the Term shall be paid in full within 30-days of the Effective Date. The Production Services Fee for each subsequent Year of the Term shall be paid in two equal instalments of $375,000 each with the first such instalment being paid on the first day of that Year and the second such instalment being paid on the date falling six months after the commencement of that Year.

3.3

In consideration for the provision by the Provider of the Other Services the Company shall pay to the Provider in cash a fixed fee of $250,000 per Year of the Term (such fee being the “Other Services Fee”). The Other Services Fee for the first Year of the

Term shall be paid in full within 30-days of the Effective Date. The Other Services Fee for each subsequent Year of the Term shall be paid in two equal instalments of $125,000 each with the first such instalment being paid on the first day of that Year and the second such instalment being paid on the date falling six months after the commencement of that Year.

3.4	It is acknowledged and agreed for the sake of clarity that the total amount payable by the Company to Provider pursuant to Sections 3.1 to 3.3:

(a)	in respect of the first Year of the Term is the sum of $1,500,000 and this sum is to be paid in one instalment within 30 days of the Effective Date;

(b)

in respect of the second and each subsequent Year of the Term is the sum of $1,500,000 per Year and this sum is to be paid in two equal instalments of $750,000 each with the first such instalment being paid on the first day of the Year concerned and the second such instalment being paid on the date falling six months after the commencement of that Year;

(c)	during the entire 5 years the Term shall be $7,500,000 in aggregate.

3.5

Notwithstanding anything in this Agreement to the contrary, if the Term ends following the occurrence of a Cause Event relating to Provider or upon Provider’s election to terminate the Term other than in connection with the occurrence of a Cause Event relating to Company, all payments under Sections 3.1 to 3.3 payable on payment dates subsequent to such termination will be forfeited for no consideration.

Compensation for the right to use the DB Image Rights

3.6	In consideration for the grant by the Provider to the Company of the rights set out in this Agreement to use the DB Image Rights during the Term it is agreed that:

(a)

In the event the Company becomes Publicly Traded within12-months of the Effective Date, the Company shall issue to the Provider (credited as fully paid up) on the six-month anniversary of the date the Company becomes Publicly Traded (the “First Vesting Date”) such number of shares of the Company’s Common Stock as is equal to the higher of: (I) the number of shares that would (immediately after the issue of those shares and taking those shares into account in the calculation) be equal to 1.0% of the enlarged total number of shares of the Company’s issued and outstanding Common Stock at that time; and (II) $5,000,000 divided by the First Vesting Date Share Price (rounded up or down to the nearest whole number). Notwithstanding the foregoing, if the issue by the Company of shares to Provider pursuant to this clause would create any obligation on the Provider to purchase or offer to purchase any other shares in the Company then (unless otherwise agreed in writing by the Provider) no shares shall be allotted and issued to the Provider pursuant to this Section 3.6(a) and instead the Company shall make a cash payment to the Provider equal to $5,000,000 within 30 days of the First Vesting Date;

(b)

In the event the Company becomes Publicly Traded within12-months of the Effective Date, the Company shall also issue to the Provider (credited as fully paid up) on the 12-month anniversary of the date the Company becomes Publicly Traded (the “Second Vesting Date”) such number of shares of the Company’s Common Stock as is equal to the higher of: (I) the number of shares that would (immediately after the issue of those shares and taking those shares into account in the calculation) be equal to 1.0% of the enlarged total number of shares of the Company’s issued and outstanding Common Stock at that time; and (II) $5,000,000 divided by the Second Vesting Date Share Price (rounded up or down to the nearest whole number). Notwithstanding the foregoing, if the issue by the Company of shares to the Provider pursuant to this clause would create any obligation on the Provider to purchase or offer to purchase any other shares in the Company then (unless otherwise agreed in writing by the Provider) no shares shall be allotted and issued to the Provider pursuant to this Section 3.6(b) and instead the Company shall make a cash payment to the Provider equal to $5,000,000 within 30 days of the Second Vesting Date.

(c)

In the event the Company does not become Publicly Traded within 12-months of the Effective Date then no shares shall be allotted and issued to the Provider pursuant to Sections 3.6(a) or (b) but instead the Company shall make a cash payment to the Provider equal to $10,000,000 within 60 days of the 12-month anniversary of the Effective Date.

(d)

Notwithstanding anything in this Agreement to the contrary, in order for the Provider to receive any shares pursuant to Sections 3.6(a) or 3.6(b) (any such shares being the “Stock Units”), the Term must not have been terminated by the Company as a consequence of the occurrence of a Cause Event relating to Provider prior to: (a) the First Vesting Date in the case of the Stock Units referred to in Section 3.6(a); or (b) the Second Vesting Date in the case of the Stock Units referred to in Section 3.6(b). In the event the Term is terminated by the Company as a consequence of the occurrence of a Cause Event relating to the Provider: (i) prior to the First Vesting Date then the Provider shall not be entitled to receive any of the Stock Units referred to in Sections 3.6(a) or (b); (ii) after the First Vesting Date but prior to the Second Vesting Date then the Provider shall be entitled to receive the Stock Units referred to in Section 3.6(a) but shall not be entitled to receive any of the Stock Units referred to in Section 3.6(b).

(e)

The Parties agree that the purpose of the Stock Units is to reward Provider upon the Company becoming Publicly Traded irrespective of changes to the Company’s legal or corporate structure. In the event of adjustments to the Company’s legal or corporate structure (including reorganizations, conversions of corporate form, distributions, recapitalizations, etc.), the rights and benefits of Provider hereunder shall be adjusted appropriately so as to replicate as nearly as practicable the benefits granted to Provider hereunder (subject in each case to the terms and provisions of this Agreement) and where any reorganisation results in any parent company of the Company becoming Publicly Traded the provisions of this Section 3 relating to the issue of shares shall apply to any such parent company as if it was the Company and the Company shall procure that such parent company shall comply with such provisions of this Section 3.

(f)

The Company shall procure that any shares of Common Stock issued to Provider pursuant this Agreement are admitted to trading on any relevant securities exchange from the time of their issue to the Provider and shall be freely transferable by the Provider without the approval of the Company or any other person from the time of their issue.

(g)

Any Common Stock to be issued pursuant to this Section 3 shall be issued and delivered to Provider (together with share certificates or other proof of ownership) on the First Vesting Date (in the case of the shares referred to in Section 3.6(a)) or the Second Vesting Date (in the case of the shares referred to in Section 3.6(b)).

DB Studios

3.7

The Company and Provider shall liaise with each other in good faith as soon as possible after the Effective Date (with the intent that agreement on such matters shall be reached within six months of the Effective Date) to select suitable locations at which the Company shall construct and open an F45 branded studio in both Miami, Florida and in London, England which shall be made available for use during the Term free of charge by DB. The location and design of these studios (the “DB Studios”) must be mutually agreed between the parties and, once agreed upon, the Company shall use all reasonable efforts to acquire, develop and open the DB Studios to public use as soon as possible. The Company shall acquire the right to use the agreed location of each DB Studio for the duration of the Term and shall own, manage and be responsible for all costs, expenses and liabilities of such DB Studios and shall manage and operate the business of each DB Studio acting in good faith, in accordance with all applicable laws and on arms’ length terms and shall apply the same standards of quality and care to the construction, management and operation of the DB Studios as it applies to any other studios owned and operated by the Company or its subsidiaries (or that it would apply to any franchisees). Subject to the approval of the Provider (which must approve in advance in writing, which such approval shall not be unreasonably withheld, any references in any publicly available materials or posts to DB being involved with the DB Studios), the Company may present the DB Studios as being DB’s studios (provided that the DB Studios shall continue to be operated under the F45 name and neither the name of the DB Studios nor any signage at the DB Studios shall include DB’s name or any of the other DB Image Rights) and the parties shall co-operate with each other in good faith to develop a mutually acceptable strategy for promoting the

DB Studios and for including within the interior of the DB Studios mutually agreed images or other materials featuring DB. The Company shall not do or omit to do any act or thing in relation to the DB Studios that would detract from DB’s professional reputation or bring DB into disrepute or that could reasonably be considered to be derogatory or demeaning or embarrassing to DB or materially damaging or defamatory to the name or reputation of DB.

3.8

The Company shall consult with the Provider regarding the way in which the DB Studios are operated during the Term and make information relating to the DB Studios available to Provider promptly following any request to do so (including where Provider requests such information in order to assess whether it wishes to exercise the Option (as defined below)) provided that nothing in this clause shall make the Provider liable for any liabilities relating to the DB Studios.

3.9

Within three months of the end of each calendar year falling wholly or partly within the Term the Company shall deliver to Provider a separate set of accounts relating to each DB Studio (as if that DB Studio was a stand-alone business) for that calendar year (the DB Studio Accounts) which shall be prepared in accordance with the same accounting principles that are applied to the preparation of the annual accounts of the Company and which shall show: (I) all income derived by the Company or its subsidiaries from the operation of such DB Studio during the calendar year concerned (the Studio Income); and (II) all operating costs and expenses incurred by the Company or its subsidiaries in connection with the operation of such DB Studio during the calendar year to which such accounts relate (the Studio Costs) (provided that it is agreed that there shall not be included within or taken into account in the calculation of the Studio Costs for either DB Studio: (A) the cost of any fees payable under this Agreement; (B) any franchise or similar fees payable in relation to the use of the F45 name in connection with the relevant DB Studio). If the DB Studio Accounts for a DB Studio in respect of any calendar year show that the Studio Income exceeded the Studio Costs for that calendar year then the Company shall pay a sum equal to such excess to Provider as additional consideration for the grant by the Provider to the Company of the rights set out in this Agreement to use the DB Image Rights during the Term. If the DB Studio Accounts for a DB Studio in respect of any calendar year show that the Studio Income was equal to or less than the Studio Costs for that calendar year then the Company shall not be required to pay any sum to Provider pursuant to this Section 3.9 in respect of that DB Studio in respect of that calendar year.

3.10

The Company agrees that it shall maintain accurate and up to date accounts, books and records for each of the DB Studios as if they were stand-alone businesses throughout the Term and up to the end of the calendar year in which the Term ends and shall on request send Provider copies of such accounts, books and records and any related information so that the Provider may check the accuracy of the same and of any DB Studio Accounts received by it pursuant to this Section 3.

3.11	If the Provider considers that any DB Studio Accounts received by it pursuant to this Section 3 are inaccurate in any way then it may inform the Company of that fact and in such circumstances the parties shall liaise with each other in good faith with a view to amicably resolving any disputed items relating to such DB Studio Accounts as soon as possible. If it is not possible for the parties to resolve any such disputed items within one month of the date on which such disputed items were first raised then either party may require, by serving written notice on the other, that such disputed items be considered and resolved by the Independent Accountant (as defined below). Once any disputed items relating to any DB Studio Accounts have been agreed between the parties or determined by the Independent Accountant the parties shall promptly (and in any event within one month) make such payments to each other as may be necessary to take account of the agreed or resolved matters.

3.12

As additional consideration for the grant by the Provider to the Company of the rights set out in this Agreement to use the DB Image Rights during the Term, the Company hereby grants to the Provider the option (the Option), exercisable by serving written notice (an Option Notice) on the Company at any time during the period commencing on the date falling four years and six months after the Effective Date and ending on the date falling three months prior to the fifth anniversary of the Effective Date (the Option Period), to require the Company to transfer for nil consideration to the Provider (or such other DB Company as the Provider may nominate) as a going concern (and with full title guarantee and free from all charges, security interests or other third party interests) the business of owning and operating either or both of the DB Studios (together with all assets owned by the Company or its subsidiaries in connection therewith) (as applicable the “Transferring Business”) with effect from the fifth anniversary of the Effective Date. If any such Option Notice is served in accordance with this clause then:

(I)

the parties agree that they shall liaise with each other in good faith to procure that the Transferring Business and related assets used in the Transferring Business (including any interest held by the Company or its subsidiaries in any premises at which the Transferring Business is operated from) shall be transferred to Provider (or its nominee) in an orderly way with effect from the final day of the Term such that from such date the Provider (or its nominee) may take over the full ownership, management and operation of the Transferring Business and related assets;

(II)

the Company shall retain responsibility for performing or discharging when due any and all obligations and liabilities (and shall continue to be liable for any claims) arising in respect of the Transferring Business (including any liabilities under any leases or other agreements under which the DB Studio(s) are used) insofar and to the extent they arise or are payable in respect of the time up to completion of such transfer and in the event that the Company fails to perform or discharge any such obligations or liabilities when due (or any such claims shall exist or arise) the Company shall fully and effectively indemnify Provider and any nominee and keep them indemnified on demand from and against any and all claims, demands, losses, expenses, costs or other liabilities that they may suffer or incur as a consequence;

(III)

the Provider or its nominee shall be responsible for performing or discharging when due any and all obligations and liabilities (and shall be liable for any claims) arising in respect of the Transferring Business (including any liabilities under any leases or other agreements under which the DB Studio(s) are used) insofar and to the extent they arise after the time of completion of such transfer and in the event that the Provider or its nominee fails to perform or discharge any such obligations or liabilities when due (or any such claims arise) then the Provider shall fully and effectively indemnify Company and its subsidiaries and keep Company and its subsidiaries indemnified on demand from and against any and all claims, demands, losses, expenses, costs or other liabilities that they may suffer or incur as a consequence;

(IV)

the Company shall enter into a franchise agreement with Provider or its nominee on the date of transfer of the Transferring Business (on the Company’s standard terms provided that such terms shall be no less favourable than those granted to any other franchisee of the Company or any of its subsidiaries) under which Provider or its nominee will be granted the right to operate the Transferring Business using the F45 name and any related materials made available to other franchisees for a period of not less than 5 years (provided that no up-front fees, franchise fees or other fees will be payable in respect of such agreement).

3.13

If no Option Notice is served by the Provider during the Option Period (or if the Company fails to transfer the Transferring Business to the Provider in accordance with Section 3.12 and the Provider elects to withdraw such Option Notice (which it is agreed the Provider may do if the Company fails to so comply) then the Company shall pay to the Provider as additional consideration for the grant by the Provider to the Company of the rights set out in this Agreement to use the DB Image Rights during the Term a sum equal to 75% of the Studio Value (as defined below) on the six-month anniversary of the date on which the amount of such Studio Value is agreed or otherwise determined in accordance with the remaining provisions of this clause. The “Studio Value” shall be a sum equal to the market value of the business of owning and operating the DB Studios as at the final day of the Term as agreed in writing between the parties provided that if the parties have been unable to agree the Studio Value in writing within one month of the end of the Term then either party may require, by serving written notice on the other. that the Studio Value be determined by the Independent Accountant. If the Independent Accountant is appointed to determine the Studio Value then in making such determination the Independent Accountant must assume that: (i) the business of owning and operating the DB Studios is being and will continue to be carried on as a going concern; (ii) the business is being transferred on the basis of a sale between a willing buyer and a willing seller and that the business is capable of being transferred without restriction; and (iii) the purchaser would have the full right and authority to continue operating the business under the F45 name and using any materials provided to franchisees of the Company or its subsidiaries. Notwithstanding anything in this Agreement to the contrary, if the Term is terminated by the Company following the occurrence of a Cause Event prior to the end of the Term then Provider shall not be entitled to exercise the Option or receive the sum referred to in this Section 3.13.

3.14

Where any provision of this Section 3 provides for any matter to be resolved or determined by the Independent Accountant: (A) the “Independent Accountant” shall be an independent firm of accountants with relevant expertise and experience whose identity shall be agreed upon in writing between the parties or failing such agreement within one week of the date on which either party may propose the name of a firm to act then whose identity shall be determined on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales; (B) each of the parties shall promptly on request supply such Independent Accountant with all such assistance, documents and information as it may require for the purpose of making its determination and the parties shall use all reasonable endeavours to procure the due and prompt determination of any relevant items or matters by the Independent Accountant as soon as reasonably practicable; (C) in determining any matter, the Independent Accountant shall act as an expert and not as an arbitrator and the decision of the Independent Accountant shall be final and binding on the parties; (D) the terms of engagement and fees, costs and expenses of the Independent Accountant (which, in the absence of any other agreement between the parties and the Independent Accountant, shall be based on the Independent Accountant’s standard charging rates and terms) shall be borne as the Independent Accountant may determine or failing any such determination by the parties in equal shares.

3.15	DB and four members from his senior team designated by DB can train for free at the F45 Oxford Circus studio and the DB Studios provided under this Section.

4.	Payments

All sums payable to the Provider under this Agreement shall be paid in full on the due date by means of electronic transfer of cleared funds into such bank account as the Provider may from time to time request without any set off or counterclaim whatsoever and free and clear from all deductions or withholdings of any kind (save for any withholding on account of tax required by any applicable law). If the Company is required by any applicable laws to withhold or deduct any amount on account of tax from any sums payable under this Agreement then: (a) the deduction or withholding shall not exceed the minimum amount legally required and the Company shall send Provider, within the period for payment permitted by the relevant law, either (i) an official receipt of the relevant taxation authorities concerned on payments to them of amounts so deducted or withheld; or (ii) if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and (b) the Company shall pay to the relevant taxation, or other authorities, as appropriate, the full amount of the relevant deduction or withholding. The Parties shall from time to time co-operate to seek to minimize any withholding or other tax payable in respect of any sums payable under this Agreement. To the extent that a double tax treaty is available to reduce or revoke any applicable withholding or other tax, the Parties shall liaise with each other to provide each other with any documentation reasonably required for the purposes of applying for the reduction or revocation of such taxes.

5.	Provider’s Representations and Warranties

Provider represents and warrants to Company that, as of the date hereof:

(a)    The execution and delivery of this Agreement by the Provider and the performance by Provider of the covenants and obligations contemplated hereunder are not in violation or breach of, do not and will not (with or without the passage of time or the giving of notice) conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any material agreement to which Provider is a party or by which Provider or any of its assets is bound or under any law applicable to Provider.

(b)    Provider will perform the services hereunder diligently and in a professional, first class manner consistent with general industry standards and practices and will comply with all applicable laws, rules, regulations and standards in completing such services.

(c)    Subject to last paragraph of this Section 4, to the best of Provider’s knowledge, no materials delivered or otherwise furnished by Provider hereunder, including without limitation, all graphics, music, sound, images, files, photos, animation, artwork, text, data, information, messages, hypertext links, scripts, and all other dramatic, artistic, literary, and musical materials, ideas and other intellectual properties furnished or selected by Provider or any third party engaged by Provider, and contained in or used in connection with the transactions contemplated hereby or Provider’s social media posts or the distribution, advertising, publicizing or other use or exploitation thereof, will infringe the rights of any third party.

(d)    To the best of Provider’s knowledge (but save to the extent otherwise agreed with Company), Provider shall refrain from using any material in any content provided to Company that would cause Company to be required to pay any fee to a third party or to incur any cost without the Company’s consent (including, without limitation, any union or guild payments (other than SAG payments, which shall be the Company’s responsibility)).

Notwithstanding the foregoing, the Company shall be responsible for paying or satisfying has obtained all third party rights, licenses, permissions and/or clearances required for the worldwide production, distribution, exhibition and exploitation of materials that the Company desires to use that Provider notifies the Company he does not own.

6.	Company Representations and Warranties.

Company represents and warrants to Provider that, as of the date hereof:

(a)    Organization and Capitalization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware with the power and authority to own its assets and operate its business. The shares of Common Stock issuable by the Company hereunder have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

(b)    Authority. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of the Company and, assuming due authorization, execution and delivery hereof by Provider, constitutes the binding and enforceable obligation of the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general principles of equity.

(c)    No Conflict. The execution and delivery of this Agreement by the Company, the performance by it of the covenants and obligations contemplated hereunder, and the consummation by it of the transactions described hereunder, are not in violation or breach of, do not and will not (with or without the passage of time or the giving of notice) conflict with or constitute a default under, and will not accelerate or permit the acceleration of the performance required by, any of the terms or provisions of the Company’s organizational documents or any material contract to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of its or their assets is bound, or under any law or governmental order applicable to the Company or any Subsidiary, and do not require consent or approval from any Person.

7.	Term and Termination.

The term of this Agreement shall commence on the Effective Date and continue for a period of five (5) years (the “Term”). Notwithstanding the foregoing, the Term may be terminated prior to the expiration of such period by:

(a)    the Company serving written notice of such termination upon the Provider if a Cause Event shall occur; or

(b)    the Provider serving written notice of such termination upon the Company if a Company Cause Event or Deemed Liquidation Event shall occur or if the Company otherwise enters into or suffers any form of formal or statutory bankruptcy or insolvency reorganization, process or procedure under the laws of any jurisdiction or any steps are taken with a view to commencing any such process or procedure.

Upon any termination of the Term all rights granted to the Company under this Agreement shall expire and thereafter the Company will not (and shall procure that its subsidiaries will not) make any further use of any Promotional Materials or do any act or thing that would suggest any ongoing association with DB or any ongoing endorsement by DB of the Services without obtaining the prior written consent of the Provider. The Company shall procure that within three months of the end of the Term any Promotional Materials featuring DB shall be removed from any Company website and from public display at any premises of the Company or its subsidiaries (and shall use all reasonable efforts to procure that any franchisees shall remove from public display any such Promotional materials from their premises) and destroyed in an orderly and responsible way.

Any termination of the Term shall be without prejudice to any other rights or remedies a Party may be entitled to at law or under this Agreement and shall not affect any accrued rights or liabilities of any Party.

Any termination of the Term shall not affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

8.	Definitions.

(a)    “Anti-Prestige Activity” means (a) performance in any pornographic media (including without limitation, pornographic films), or (b) consumption of illegal drugs (provided this clause (b) shall not apply to activities in connection with Provider’s movie/TV roles and DB shall not be treated as have undertaken any activities within (a) or (b) of this definition on the basis of only unsubstantiated press or media reports).

(b)    “Cause Event” shall mean the occurrence of any of the following, whether such event occurs or is first made public during the Term:

(i)    any material breach by Provider of this Agreement which is not cured within thirty (30) days following written notice by Company to Provider of such breach;

(ii)    conviction of DB, or a plea by DB of “guilty” or “no contest” to, a felony under the laws of the United States, or any State, if such felony involves moral turpitude and materially impairs Provider’s ability to perform the services hereunder; or

(iii)    DB engaging in any Anti-Prestige Activities.

(c)    “Charter” means the Amended and Restated Certificate of Incorporation of the Company (as the same may be further modified, amended or restated in accordance with the provisions thereof).

(d)    “Closing Price” means, when used with respect to the Common Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NASDAQ or, if the Common Stock is not listed or admitted to trading on the NASDAQ, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

(e)    “Common Stock” has the meaning given to such term in the Charter; provided that, in the event the Common Stock is converted or exchanged into Equity Securities of a Subsidiary or any holding company of the Company in connection with any reorganization, recapitalization, reclassification, consolidation or merger in connection with the initial public offering of the Equity Securities of such Subsidiary, the Equity Security into which such Common Stock is converted or exchanged.

(f)     “Company Cause Event” shall mean the occurrence of any of the following:

(i)    any material breach by Company of this Agreement which is not capable of being cured or which, if capable of cure, is not cured within thirty (30) days following written notice by Provider to Company of such breach;

(ii)    Company or its subsidiaries engaging in or permitting to subsist in its business any activities or conduct which have resulted, or are reasonably likely to result, in any material negative publicity for Provider or DB or damage to their goodwill or reputation as a consequence of their association with the Company pursuant to this Agreement (including where any such activities would reasonably be construed by an appreciable segment of the public having regard to Western morals and generally accepted standards of behavior as bigoted, obscene, or intentionally prejudiced against any group or category of persons or which would otherwise shock public morals or decency);

(g)    “DB Company” means any company which DB and/or any of his family members directly or indirectly hold a majority of the issued shares in;

(h)    “DB Image Rights” has the meaning given in Paragraph Bb of Exhibit A.

(i)    “Deemed Liquidation Event” shall have the meaning given to that term in the Charter.

(j)    “Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

(k)    “First Vesting Date Share Price” means the mean average daily Closing Price for shares of Common Stock of the Company for the last 20 Trading Days falling immediately prior to the First Vesting Date;

(l)    “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(m)    “Publicly Traded” means that the Common Stock is listed or traded on a national securities exchange (being any securities exchange that has registered with the SEC under section 6 of the Securities Exchange Act of 1934).

(n)    “Second Vesting Date Share Price” means the mean average daily Closing Price for shares of Common Stock of the Company for the last 20 Trading Days falling immediately prior to the Second Vesting Date;

(o)    “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting Equity Interests are owned, directly or indirectly, by such Person.

(p)    “Trading Days” means any day on which shares of the Company’s Common Stock are able to be traded via the securities exchange on which they are listed.

(q)    “Year” means each of the five successive years falling within the Term (for the sake of clarity the first Year shall commence on the Effective Date and end on 4 December 2021, the second Year shall commence on the 5 December 2021 and end on 4 December 2022 and so on).

9.	Indemnification.

(a)    Provider shall indemnify, defend and hold Company (“Company Indemnified Parties”) harmless from any claim, damage, loss, liability, cost or expense (including reasonable third party counsel fees and disbursements of counsel) resulting or arising from any material breach by Provider of any of his representations, warranties or covenants set forth in this Agreement. The Company Indemnified Parties shall promptly notify Provider of any claim, and reasonably cooperate with Provider in the defense or settlement of such claim; provided that, no delay in notification shall affect Provider’s indemnification obligations except to the extent such delay prejudices Provider’s ability to defend such claim. Provider shall have the right to select counsel (reasonably acceptable to Company) and to defend any/or settle such claim, provided that any such settlement includes a full release for the Company Indemnified Parties.

(b)    Company shall indemnify, and defend and hold Provider, Provider’s affiliates, Provider, and their respective successors, assigns, representatives, employees, officers, and other agents (“Provider Indemnified Parties”) harmless from any claim, damage, loss, liability, cost or expense (including reasonable third party counsel fees and disbursements of counsel) resulting or arising from (i) the distribution or licensing of the Services, (ii) any alleged defect in the Services or their implementation, (iii) any material breach by Company of the provisions of any of its representations, warranties or covenants set forth in this Agreement, or (iv) the provision of services pursuant to this Agreement except to the extent that Company is entitled to be indemnified in respect thereof pursuant to Section 8(a) above. The Provider Indemnified Parties shall promptly notify Company of such claim, and reasonably cooperate with Company in the defense or settlement of such claim; provided that, no delay in notification shall affect Company’s indemnification obligations except to the extent such delay prejudices Company’s ability to defend such claim. Company shall have the right to select counsel (reasonably acceptable to Provider) and to defend any/or settle such claim, provided that any such settlement includes a full release for the Provider Indemnified Parties.

(c)    The maximum aggregate liability of Provider in contract, tort or otherwise (including any liability for any negligent act or omission) for damages which are not otherwise limited or excluded under this Agreement howsoever arising out of or in connection with this Agreement shall be limited in respect of all incidents or occurrences to an amount equal to the compensation actually paid by the Company to Provider during the Term. However, nothing in this Agreement shall exclude or restrict either party’s liability for fraud or fraudulent misrepresentation, for death or personal injury resulting from the negligence of that party or of its employees while acting in the course of their employment or for any other liability which cannot be excluded by law.

10.	Insurance

Company shall maintain in full force and effect during the Term, with a reputable insurance carrier, a general liability insurance policy with a limit of liability of not less than US $2,000,000 and an umbrella policy with a limit of liability of not less than US $5,000,000. Nothing in this Section 9 is intended to limit or affect the indemnification provisions of Section 8(a) above.

11.	Benefit and Assignment.

Except as otherwise provided in this Section 10, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign all or any part of its rights or obligations under this Agreement to any Person without the prior written consent of the other Party, which consent may be given or withheld in the sole discretion of the other Party. Notwithstanding the foregoing, Provider may assign and transfer its rights under this Agreement to any entity which for the time being holds the right to provide the services of DB to undertake activities of the nature envisaged under this Agreement by serving written notice of such assignment on the Company.

12. No	Third Party Rights.

Save for DB (who shall be entitled to enforce any rights conferred upon him under this Agreement as if he were a party hereto pursuant to the Contracts (Rights of Third Parties Act) 1999), this Agreement is entered into among the Parties for the exclusive benefit of the Parties and their successors and permitted assignees and no third party shall have any rights or be entitled to directly enforce any rights under or pursuant to this Agreement pursuant to the Contracts (Rights of Third Parties Act) 1999 or otherwise. Except for DB or as provided herein, this Agreement is expressly not intended for the benefit of any creditor of the Parties or any other Person. This Agreement may be amended, terminated or varied by written agreement between the Parties without the consent or approval of any person who is not a party to this Agreement.

13.	Force Majeure.

(a)    All incidents of force majeure, being circumstances beyond the reasonable control of any Party and which have, or may have, a material effect on the ability to perform under this Agreement, including, but not limited to, failure of power or other utility supplies; fire; flood; earthquake; other natural disaster; explosion; riot, strike or lockout of that party’s work force; civil insurrection or unrest; terrorist activity; war (whether war be declared or not); and laws, regulations and acts of any governmental, transnational or local authority, any cancellation of or delay to any travel caused by circumstances outside of the reasonable control of a Party (“Force Majeure”), shall for the duration and to the extent of the effects caused thereby release the Parties from the performance of their contractual obligations hereunder (provided that a Force Majeure event shall not be treated as having occurred as a consequence of a Party not having sufficient monies to pay the other Party any monies when due under this Agreement). A Party who has suffered a Force Majeure event shall notify the other Party without delay of any such incident(s).

(b)    Each Party shall take all reasonable steps to avoid or restrict Force Majeure events and to mitigate any loss therefrom.

(c)    In the event of an incident or incidents of Force Majeure, the Parties shall as soon as reasonably possible resume performance of their obligations hereunder.

14.	Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and must be served either by personally delivering it to the recipient party or by sending it by a reputable international overnight courier service (such as Federal Express, DHL or similar) or by email to the address or email address of the recipient party as set out below. Any such notice or communication shall be deemed effectively given: (a) upon personal delivery to the Party to be notified at the correct address, (b) if sent by a reputable international overnight courier service four days after the date of delivery to the relevant courier service; or (c) if sent by email, at the time of sending to the recipient Party’s email address (provided that no bona fide automated message is received indicating a technical fault with delivery). In proving the giving of notice, it shall be sufficient to prove that the envelope containing the notice was properly addressed to the relevant Party and delivered either to that address or sent by the relevant method or transmitted to the recipient Party’s correct email address. All notices or communications shall be sent to the respective parties at their address or email address as set forth below, or to such other address or e-mail address as subsequently modified by written notice given in accordance with this Section 13. Notices shall be sent as follows:

If to Provider:

Address:	DB Ventures Limited, c/o Harbottle & Lewis LLP, 7 Savoy Court, London WC2R 0EX

Email:	ross@davidbeckham.com

with a copy to be sent via email to each of: gerrard.tyrrell@harbottle.com and rhys.llewellyn@harbottle.com

If to Company:

Address:             F45

236 California Street

El Segundo, California 90245

United States of America

Attention: Chief Legal Officer

Email:             legal@f45hq.com

with a copy to:

Seyfarth Shaw LLP

560 Mission Street

Suite 3100

San Francisco, CA 94105-2930

Attention: Darren Gardner

15.	Amendment; Waiver.

No modification of or amendment to this Agreement shall be valid unless in a document signed by both Parties hereto and referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a document signed by the Parties sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

16.	Severability and Modification.

Each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

17.	Governing Law and Dispute Resolution.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THEREUNDER. EACH PARTY AGREES THAT, IN CONNECTION WITH ANY LEGAL SUIT OR PROCEEDING ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT, IT SHALL SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA AND BY EXECUTING THIS AGREEMENT AGREES TO VENUE IN SUCH COURTS AND CONSENTS TO SUCH COURTS’ JURISDICTION. PROCESS IN ANY SUIT OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.

18.	Independent Contractor.

In rendering the services to be rendered by Provider hereunder, Provider shall be an independent contractor. Nothing contained herein shall be deemed to constitute either Provider as the partner or agent of Company or Company as the partner or agent of Provider. Neither Company nor

Provider shall have the power or authority to bind the other with respect to third parties or to represent to third parties that they have such authority. The Parties acknowledge that nothing in this Agreement constitutes Provider or DB as an employee of Company.

19.	Entire Agreement; Further Assurances.

This Agreement together with Exhibit A attached hereto, constitutes the entire agreement and understanding between and among the Parties with respect to the subject matter hereof, and supersedes any other prior written or oral agreement or understandings between and among the Parties with respect to the subject matter hereof. Each Party shall, at the other Party’s request, execute and deliver such instruments or take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.

20.	Counterparts.

This Agreement may be executed in two or more counterparts (and may be executed and delivered via email in two or more counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Titles and Subtitles; Construction.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

22.	Joint Draft.

The Parties have participated jointly in the drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

23.	409A

The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to otherwise comply with Internal Revenue Code (the “Code”) Section 409A to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will be exempt from or otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement will be exempt form or otherwise comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to Provider (or any other individual claiming a benefit through Provider) for any tax, interest, or penalties Provider may owe as a result of compensation or benefits paid under this Agreement, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect Provider from the obligation to pay any taxes pursuant to Code Section 409A or otherwise.

[THE REMAINDER OF THIS PAGE IS BLANK]

[SIGNATURE PAGE TO PROMOTIONAL AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

F45 TRAINING HOLDINGS INC.

By:	/s/ Adam Gilchrist
Name: Adam Gilchrist
Its: CEO and authorized signatory

DB VENTURES LIMITED

By:	/s/ David Beckham
Name: David Beckham
Its: Director and authorized signatory

EXHIBIT A

Standard Terms

The following standard terms are hereby incorporated into the Agreement to which this Exhibit A is attached (the “Promotional Agreement”):

A.	Exclusivity.

a.

Subject to clause c below, during the Term, Provider shall not, directly or indirectly, authorize (nor has Provider authorized, prior to the Term, which authority is still in effect) the use of Provider’s name, picture, image, voice, likeness, signature and/or biographical information, nor will Provider render any services, post about, sponsor, promote, give any testimonials or endorsements in any advertising in any medium, nor engage in any promotional, marketing, endorsement or activities, in connection with any product/service competitive with the Services (collectively, “Competitive Services”), defined as follows: fitness training business (home or traditional); class-focused fitness centers; group fitness classes; personal fitness training franchises; gym services; resistance training; yoga; pilates; group indoor cycling based fitness activities or classes; dance fitness classes; martial or mixed martial arts-based fitness training; boxing-based fitness training; fitness bootcamps. By way of example only, the following gym or fitness service providers are considered Competitive Services: CrossFit, Orange Theory, Barry’s Bootcamp, Soul Cycle, Fly Wheel, Planet Fitness, Anytime Fitness, Equinox, Training Mate, Mirror, Jazzercise and Les Mills.

b.	Subject to clause c below, during the Term, Provider shall not, directly or indirectly, do the following:

i.	Divert, or attempt to divert, any business or customer of the Company or its affiliates to any Competitive Services; or

ii.

Unless released in writing by the employer, employ or seek to employ any person who is at that time employed by the Company or its subsidiaries, or otherwise directly or indirectly induce such person to leave his or her employment.

c.	Notwithstanding anything to the contrary in these Standard Terms or in the Promotional Agreement:

i.

Nothing shall limit DB or Provider’s right to appear (i) in any of the entertainment fields or in the entertainment, news or informational portion of any program, film, publication or other production or live event, regardless of the media through which such program, film, publication or other production or live event is exhibited, and/or (ii) in connection with the advertising, promotion, merchandising and/or publicity materials therefor, regardless of sponsorship or products or services used therein.

ii.

Nothing shall limit DB’s right to attend and/or use any facilities owned or operated by any Competitive Services where this is undertaken in a personal capacity and neither DB nor any other person on his behalf has agreed to render any services to, post about, sponsor, promote, give any testimonials or endorsements in any advertising in any medium or engage in any promotional, marketing, endorsement or activities, in connection with such facilities or Competitive Services; provided, however, that DB may not attend and/or use any facilities operated under any of the following brand names: Orange Theory, Crossfit, Barry’s Bootcamp and/or Bodyfit.

iii.

Nothing shall limit DB or Provider’s right to promote or endorse any sports clothing or apparel produced by any person (including pursuant to the terms of any existing agreement relating to the promotion by DB of the adidas brand);

iv.

For the avoidance of doubt, (i) Provider may appear as a participant or guest at events, regardless of sponsorship or products used therein (e.g., Provider may participate in charity events and appear on a guest line or “red carpet” containing a backdrop with names of Competitive Services); (ii) Provider may appear in purely editorial material (e.g., a magazine spread) which uses and/or credits Competitive Services; (iii) Provider may appear in advertising and/or promotional materials for other products, which materials contain the incidental appearance of Competitive Services; and (iv) nothing herein or in the Promotional Agreement shall prevent Provider’s passive investment in any enterprise, product or service whatsoever.

v.	For the further avoidance of doubt, paparazzi and other press footage and photographs containing Competitive Services shall not be deemed a breach hereunder.

B.	Grant of Rights.

a.

Creative Ownership. Subject to clause c below, the ownership of all designs, products, intellectual property, promotional and digital materials, and any and all rights whether now known or hereafter devised in and to the results and proceeds of Provider’s services hereunder, including, without limitation, any contributions Provider makes in connection with any of the foregoing are the sole property of the Company. All results and proceeds of every kind of services heretofore and hereafter to be rendered by Provider in connection with the Services, including without limitation, all ideas, suggestions, themes, titles and other material, whether in writing or not in writing, at any time heretofore or hereafter created or contributed by Provider as part of the provision of services under the Promotional Agreement (collectively referred to as the “Work”) was or will be created as a work-for-hire for Company. The Work was specifically commissioned by Company and, as such, is a “work-made-for-hire” as such term is used in the United States Copyright Act, and Company is and shall be deemed the author thereof. Provider acknowledges that Company, as the author of the work, is the sole and exclusive owner of all rights in and to the Work and is entitled to the copyrights (and all extensions and renewals of copyrights) therein and thereto, with the right to make such changes therein and such uses thereof as Company may determine. To the extent the foregoing may, for any reason, not vest in Company, all rights of every kind, in all media whether now or hereafter known, in perpetuity throughout the universe, Provider hereby assigns the same to Company. Provider hereby waives all rights of droit moral or “moral rights of the author” or any similar rights or principles at law which Provider may now or later have in the Work.

b.

Use of Provider’s Name and Likeness. Subject to the Company’s compliance in each case with the restrictions and requirements set forth in the Promotional Agreement (including Provider’s approval and consent rights), Provider grants to Company the worldwide, non-exclusive, royalty free, fully paid up, irrevocable, right and license to use, publicly display, publicly perform, reproduce, broadcast, amplify, whitelist, transmit, exhibit, disseminate and distribute DB’s name, image, and likeness (the “DB Image Rights”) in connection with the promotion of the Services during the Term in any Promotional Materials that have been approved by Provider.

c.

Provider Retention of Rights. Except for the limited license expressly provided in the Promotional Agreement and in these Standard Terms, Provider retains all worldwide rights in Provider’s name, likeness, voice, and image.

C.    Approvals. Company shall approve all Social Media Posts prior to upload by Provider. Provider will submit all promotional Social Media Posts to Company for approval a reasonable time before posting, and Company shall review such posts and provide feedback to Provider. Provider shall use reasonable efforts to incorporate such feedback into his posts. Provider shall resubmit the content to Company for review, and Company shall be entitled to additional rounds of feedback until the content is approved by Company for posting. For the avoidance of doubt, Provider shall not post any content in connection with this Agreement without the prior written approval of Company. Company shall not use Provider’s name and likeness on any assets or marketing materials related to the Services and/or Provider’s affiliation with the Services (including use of previously approved items in connection with a new use or context) without Provider’s prior written approval.

D.	Confidentiality.

i.

Provider will not disclose any trade secrets or confidential information of Company or its affiliates obtained by Provider hereunder to any third parties, Provider’s relationship with the Company (until publicly disclosed by the Company), and any of the terms of this Agreement. Nothing contained in this paragraph shall prevent Provider from disclosing (i) any information, on a need-to-know and confidential basis, to Provider’s business and legal representatives or (ii) any information required to be disclosed by law or legal process.

ii.

The Company will not disclose (and shall cause its directors, officers, employees, contractors and affiliates not to disclose) any Provider Confidential Information (as defined below). Nothing contained in this paragraph shall prevent Company from disclosing (i) any information, on a need-to-know and confidential basis, to Company’s business and legal representatives or (ii) any information required to be disclosed by law or legal process. “Provider Confidential Information” shall mean any information relating to Provider, DB, any entities in which DB holds any direct or indirect shares or other ownership interests and/or any family members of DB and shall include, without limitation, (a) personal information or matters about DB, his family, friends, representatives and employees and any actual or alleged incidents involving DB or any of such persons; (b) business, financial, medical, legal or contractual matters of or pertaining to DB or Provider and/or Provider’s business entities and their respective officers, directors, shareholders and employees (hereinafter, the foregoing referenced persons and entities are all collectively referred to as “Provider Related Parties”); (c) any other private and confidential matters concerning Provider or any of the Provider Related Parties; and (d) information pertaining to the terms of this Agreement.